Exhibit 3.3

GROUNDFLOOR FINANCE INC.
INVESTOR AGREEMENT

Effective _____________, 2015

The following terms constitute a binding agreement (this “Agreement”) between you and Groundfloor Finance Inc., a Georgia corporation (“Groundfloor”, “we”, or “us”). This Agreement, including the Terms and Conditions of Investment attached as Appendix A (the “Terms and Conditions”), each as amended from time to time, will govern all of your purchases of any and all limited recourse obligations (“LROs”) from Groundfloor.

Groundfloor has filed, and from time to time will file with, and have qualified by, the Securities and Exchange Commission, one or more offering statements on From 1-A (each, an “Offering Statement”, including Part II thereof which is referred to generally as the “Offering Circular”). The offering of each series of LROs will be described in a corresponding Offering Circular that will be available on Groundfloor’s online investment platform (the “Platform”). Capitalized terms used, but not otherwise defined, below have the meaning set forth in the Offering Circular.

Before purchasing any series of LROs, please read this Agreement, including the Terms and Conditions, the current terms of service (the “Terms of Service”) on the Platform and the current privacy policy (the “Privacy Policy”) on the Platform and the Offering Circular and limited recourse obligation agreement (the “LRO Agreement”) relating to the particular series of LROs you wish to purchase. We refer, collectively, to this Agreement, including the Terms and Conditions, the Terms of Service, Privacy Policy and each applicable LRO Agreement as the “Investment Documents.” While they are subject to change, as described below, we advise you to print and retain a copy of the Investment Documents as well as any Offering Circular applicable to the LROs you purchase for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Service, consent to our Privacy Policy, agree to transact business with us and to receive communications relating to the LROs electronically, and agree to have any dispute with us resolved by binding arbitration as set forth in Section 21 below.

In consideration of the covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Purchase of LROs. Subject to the terms and conditions of this Agreement, we will provide you the opportunity through the Platform:

•	To review requests for commercial real estate loans that Groundfloor has arranged with legal entities (each, a “Developer”) seeking financing for real estate development projects (each, a “Project”); and

•	To purchase LROs with minimum denominations of $10 through the Platform, each such series of LRO associated with, and dependent upon payment of, a specific commercial loan made by Groundfloor to finance a Project (a “Loan”).

We will commence the offering of each series of LROs promptly after the date the relevant Offering Circular is qualified by posting a separate landing page on our Platform corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by a particular Offering Circular will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors), up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on our Platform. A commitment to purchase LROs becomes irrevocable following expiration of the Withdrawal Period (as defined below). A commitment to purchase LROs made after expiration of the Withdrawal Period, if any, will be irrevocable when authorized and may not be withdrawn. The closing and funding of each Loan is expected to occur within five business days of the end of the Offering Period or on such earlier date as the offering of that series of LROs is fully subscribed with irrevocable funding commitments. If the offering of a series of LROs is terminated before, or not fully subscribed with irrevocable funding commitments by, the end of the Offering Period, we will notify investors and promptly release committed funds and make them available in their funding accounts.

As discussed in more detail below, LROs are issued in electronic form on the Platform, and, other than the LRO Agreement, you will not receive a physical instrument. You can view a record of the LROs you own and the form of your LRO Agreement online and print copies for your records by visiting your secure, password-protected webpage (referred to as the “Investor Dashboard” in the “My Account” section of our Platform). Investors will be required to hold their LROs through our Platform’s electronic LRO register.

Funding Accounts. You will be required to set up an account maintained on the Platform (a “funding account”). This funding account is a non-interest bearing demand deposit pooled account established “for the benefit of” Groundfloor Investors (the “Investor FBO Account”). The Investor FBO Account is currently maintained at Wells Fargo Bank (“Wells Fargo”); however, Groundfloor may elect to change the institution where the Investor FBO Account is maintained at any time without prior notice to investors. (See Section 2(b) of the attached Terms and Conditions.) While your funds are comingled with funds from other Groundfloor investors, the funds from you and each other investor are separately accounted for on our ledger. No Groundfloor corporate funds are ever held or commingled with the assets of investors in the Investor FBO Account. There are no restrictions on funds held in the funding account and Groundfloor disclaims any economic interest in such funds.

You must transfer funds from your bank account via ACH transfer into your funding account in order to make investments through the Platform. The funding account holds funds supporting your commitments toward the purchase of LROs and all payments with respect to the LROs payable to you are deposited in the funding account. If a funds transfer is required before completion of a purchase order, the purchase order will be completed as one action if there are sufficient funds in your bank account. Groundfloor is not responsible for any fees you may be charged by your banking institution as a result of any transaction involving your funding account, including but not limited to any transaction in which there are insufficient funds available to complete the transaction. We also reserve the right to pass through to you any fees we are charged as a result. You may transfer funds out of your funding account at any time, provided that such funds are not irrevocably committed to the purchase of LROs. You may withdraw non-binding purchase orders at any time before the expiration of the Withdrawal Period (as defined below) by accessing your “Investor Dashboard” and selecting “request withdrawal”. Funds withdrawn before the expiration of the Withdrawal Period will be released and made available in your funding account typically within 48 hours. You may withdraw uncommitted funds by accessing your “Investor Dashboard” on the Platform and selecting the option to move uncommitted funds held in the funding account back to your personal bank account. This transfer typically takes three to five business days to complete.

You place funds in your funding account by first authorizing an electronic transfer using the ACH network from your designated and verified bank account (or other means that may be permitted by the Funds Transfer Agent (as defined below)) to your funding account. Currently, we have contracted with Synapse Payment LLC to be the funds transfer intermediary among investors, the Platform and accounts controlled by Groundfloor (the “Funds Transfer Agent”). We may change the identity of our Funds Transfer Agent at any time without prior notice to you. We may allow, to the extent permitted by applicable law, you to fund your funding account through other means, such as PayPal, BitPay, Google Wallet, or other online payment systems.

Once authorized to do so, the Funds Transfer Agent transfers funds to be deposited into funding accounts to the Investor FBO Account currently maintained at Wells Fargo. You have no direct relationship with Wells Fargo in connection with the Investor FBO Account. Groundfloor is the owner of the Investor FBO Account. However, Groundfloor disclaims any economic interest in the assets in the Investor FBO Account. You also disclaim any right, title or interest in the assets of any other investor in the Investor FBO Account. The Investor FBO Account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that your balance is protected by FDIC insurance up to the limits established by the FDIC. Other funds that you have on deposit with Wells Fargo, for example, may count against any applicable FDIC insurance limits.

Your funds stay in the Investor FBO Account indefinitely unless you take steps to transfer non-irrevocably committed funds out of your funding account. Such funds may include:

•	funds in your sub-account never committed to purchase LROs;

•	funds committed to the purchase of LROs for which the underlying financing has not closed; or

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•	payments received from Groundfloor related to LROs previously purchased.

You must transfer funds held in your funding account to your own bank account to utilize the funds in any way other than investment in LROs. Upon request, Groundfloor will cause the Funds Transfer Agent to transfer funds in the Investor FBO Account to your verified bank account by ACH transfer, provided that such funds are not irrevocably committed to the purchase of LROs.

Through the Platform, Groundfloor has made available an “Investor Dashboard” which allows you to view your cash positions in the Investor FBO Account, to track and report funds committed to purchase LROs, as well as payments received from Developers, and to withdraw non-binding purchase orders (prior to expiration of the applicable Withdrawal Period) or uncommitted funds from your funding account. These website features are effectively virtual sub-accounts. These recordkeeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the Investor FBO Account.

Non-Binding Purchase Orders. You may purchase a LRO by opening the Project Summary on the Platform corresponding to a particular Loan and indicating the amount you wish to invest (in denominations of $10 and integral multiples of $10), subject to the maximum investment amount, if any, imposed on the offering. You will then be prompted to confirm the “order” to purchase such amount of that series of LROs. After such confirmation, the order serves as a pre-authorization to debit your funding account. If you do not have sufficient funds in your funding account, Groundfloor will not process the order; however, you will be prompted to link your bank account so the appropriate amount may be transferred to its funding account via ACH.

Funds that have been used to commit to this nonbinding purchase order remain in your funding account but are set aside for the indicated purchase. No money is transferred from your funding account at this stage. The orders do not represent binding obligations and will not become irrevocable until the expiration of the Withdrawal Period. You may withdraw your non-binding purchase orders at any time before the expiration of the Withdrawal Period by accessing your “Investor Dashboard” and selecting “request withdrawal”. Funds withdrawn before the expiration of the Withdrawal Period will be released and made available in your funding account typically within 48 hours, after which time the registered visitor may elect to transfer such funds to a bank account or make a commitment towards a different Project.

The Withdrawal Period. Once (i) we receive sufficient non-binding orders to fully subscribe the Project and (ii) all of the financing conditions have been satisfied (other than the completion of the title search and obtaining valid title insurance), we will notify (by email and through a notice on the Project Summary) you that you have 48 hours to withdraw your funds (the “Withdrawal Period”). Funds may be withdrawn prior to the expiration of the Withdrawal Period by accessing your “Investor Dashboard” and selecting “request withdrawal”. Funds not withdrawn before the expiration of the 48-hour Withdrawal Period will automatically convert into binding and irrevocable commitments to purchase the LROs relating to the corresponding Project and cannot be withdrawn or committed to purchase additional LROs. Commitments to purchase LROs made after expiration of the Withdrawal Period, if any, are irrevocable when authorized and may not be withdrawn.

The Closing. After the expiration of the Withdrawal Period (and once the offering is fully subscribed with irrevocable funding commitments), we will work with licensed professionals to close the Loan and immediately fund the Loan by transferring to an account maintained at at a banking institution (currently Wells Fargo) titled in Groundfloor’s name “for the benefit of” GRE Developers funds debited from investors’ funding accounts for such purposes (less any fees and expenses included in the Loan Principal) and issue the corresponding series of LROs to investors. LROs are issued electronically, in “book entry” form, by means of registration of each registered visitor’s ownership in our records. The closing and funding of the Loan is expected to occur within five business days of the end of the Offering Period or on such earlier date as the offering of that series of LROs is fully subscribed with irrevocable funding commitments. You will be notified within two business days (by email and through a notice on the Project Summary) when the Loan has been funded and the LROs have been issued. You may also access this information on your “Investor Dashboard.” The email notice will include an active hyperlink to the URL where the final Offering Statement (which includes the final Offering Circular) may be obtained via EDGAR and the contact information where a request for a copy of the final Offering Circular can be sent.

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If the offering of a series of LROs is terminated before, or not fully subscribed with irrevocable funding commitments by, the end of the Offering Period, we will notify you and promptly return funds to your funding accounts. These funds are free to use and may be transferred back to your bank account at any time.

Suspension of Offering Circular. In the event we are required to amend the Offering Circular related to series of LROs after qualification as a result of any material changes to the information contained therein that is applicable to all series of LROs being offered thereby, we will suspend all Offerings under such Offering Circular. We will notify you (by email and through a notice on the Project Summary) if you have made a non-binding order or irrevocable funding commitment to purchase any series of LROs covered by such Offering Circular, advising you that an amendment to such Offering Circular is pending and the Offering covered by such Offering Circular is suspended. If you have non-binding order or irrevocable funding commitment towards the purchase of LROs covered by the suspended Offering Circular, you may request that your commitment be withdrawn from that Offering. In addition, once an amended Offering Circular has been posted on the Platform, we will give you five business days to withdraw your non-binding order or irrevocable purchase commitment and will extend the Offering Period such that it remains open for at least ten business days following the posting of the amended Offering Circular.

Right to Cancel and Terminate Funding; Termination of the Offering of a Particular Series of LROs. We may, in our sole discretion, remove a Project from the Platform and cancel or terminate, without liability, all investor purchase commitments relating to the corresponding series of LROs at any time prior to funding the corresponding Loan. If, prior to the funding of a Project, we reasonably determine that a Developer’s financing request contains materially inaccurate information (including unintended inaccuracies, inaccuracies resulting from errors by us, or inaccuracies resulting from changes in a Developer’s financial position, experience or credit profile between the date a Project is posted and the date that the Loan is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, we may remove the Project from the Platform and cancel or terminate, without liability, all investor purchase commitments relating to the corresponding series of LROs.

In addition, in the event we are required to implement a material change in the terms of a particular series of LROs being offered under an Offering Circular, we may cancel or terminate the offering with respect to that particular series of LROs (and the financing of the corresponding Loan) under such Offering Circular, as opposed to amending the Offering Circular and suspending all offerings covered by the Offering Circular.

In the event we cancel or terminate our offering of one or more series of LROs (and the financing of the corresponding Loan), if you have a non-binding order or irrevocable funding commitment to purchase the cancelled or terminated series of LROs, we will notify you (by email and through a notice on the Project Summary) that the proposed financing of the corresponding Loan is cancelled or terminated. All funds previously committed towards the purchase of the cancelled or terminated series of LROs will be returned to your funding account typically within 48 hours, after which time you may elect to transfer such funds to your bank account or make a commitment towards a different Project.

2. Terms of the LROs. Each series of LROs will have the terms described in the Offering Circular covering the sale thereof and the specific LRO Agreement relating to such LROs. You may access the Offering Circular and LRO Agreement through the Platform. LROs are also subject to this Agreement, including the Terms and Conditions, the Terms of Service and Privacy Policy. The material terms of the Loan corresponding to each series of LROs (including, interest rate, maturity, lien position and repayment terms) will be set forth in the Loan Agreement and related form of Promissory Note, the forms of which are exhibits to the Offering Statement of which such Offering Circular is a part. These terms will also be summarized in the corresponding Project Summary which is party of into the Offering Circular and available on the Platform).

3. Your Covenants and Acknowledgments. You agree that you have no right to, and shall not, make any attempt, directly or through any third party, to take collection action with respect to any Loan Payments or Loan. YOU ACKNOWLEDGE THAT BORROWERS MAY DEFAULT ON THEIR LOAN AND THAT SUCH DEFAULTS WILL REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY LROS YOU HOLD ASSOCIATED WITH SUCH LOANS. YOU FURTHER ACKNOWLEDGE THAT Groundfloor’S ENFORCEMENT OF ITS RIGHTS AND REMEDIES WITH RESPECT TO THE LOAN DURING ANY DEFAULT MIGHT NOT RESULT IN Groundfloor RECOVERING THE FULL AMOUNT OF THE CORRESPONDING LOAN PAYMENTS. You and Groundfloor agree that the LROs are intended to be indebtedness of the issuer for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the LROs for tax, accounting, or other purposes, unless required by law. You further acknowledge that the LROs will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Offering Circular for such LROs. You acknowledge that you are prepared to bear the risk of loss of your entire Purchase Amount for any LROs you purchase.

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4. Service and Collection of Loan Payments. Groundfloor (or its designated agent) will, both before and after default, administer and service the Loan, and service all LROs. In enforcing the Loan and the Developer’s obligations under the terms of the Loan, Groundfloor may, in its discretion, utilize affiliated or unaffiliated third-party loan servicers, collection agencies or other agents or contractors.

The terms of the LRO Agreement will govern Groundfloor’s rights and obligations with respect to taking action to administer, service, collect and enforce on a particular the Loan. You acknowledge that, subject to the terms and provisions of a particular LRO Agreement, Groundfloor has the authority (without your consent) generally (and among other actions) to waive or modify the terms of any Loan, including to change the payment date, reduce the principal amount or the rate of interest, change the time or manner of making loan payments on the Loan or amend any other material term of the Loan, to enforce any security interest in the assets pledged to secure the Loan or sell all or any portion of its right, title and interest to any person under the Loan Documents, whether at, below or above par, and, if in Groundfloor’s business judgment the reasonable costs and expenses associated with further action to collect or enforce the terms of the Loan Documents will exceed the aggregate Loan Payments reasonably recoverable or realizable to write-off the Loan if it becomes uncollectable . For example, in the context of a borrower default, the Company may negotiate to extend payment dates and could agree to a modified payment plan that could result in the LRO holder receiving less than the Expected Return at the Extended Payment Date.

If, in connection with our powers to administer, service, collect and enforce the terms of the Loan and the Loan Documents, we take action that would materially impact the amount or timing of the LRO Payments owed to you, it will promptly notify you (by email) thereof and of the impact such action will or is expected to have on such your right to receive LRO Payments. Furthermore, in circumstances other than borrower default or prepayment, the modification of a term of a Loan (e.g., a reduction in the interest rate charged on the Loan) could be deemed to be a material modification of the terms of the corresponding series of LROs. In such instance, it is possible that the modified series of LROs would constitute a new security under the Securities Act of 1933, as amended (the “Securities Act”). Before implementing any modification to the terms of a Loan (other than in circumstances involving borrower default or prepayment) that would cause the corresponding series of LROs (as modified) to constitute a new security, we will be required to either register the offer of the modified LRO under Section 5 of the Securities Act or find an exemption from such registration requirements.

5. Groundfloor Fees. We do not currently charge investors any fees in connection with our offerings or with respect to LRO Payments. We do not currently charge investors any fees for the use of our Platform.

We will use a Funds Transfer Agent to process electronic payments to and from you as a purchaser of LROs. We pass through these expenses to investors.

6. Your Financial Suitability Acknowledgments, Representations, Warranties and Covenants. At the time you commit to purchase any LROs, you represent and warrant that you meet any applicable residency or minimum financial suitability requirements applicable to the Offering. These requirements will be set forth in the Offering Circular and posted on the Platform. You covenant that you will abide by any maximum investment limits, as set forth in the Offering Circular and as posted on the Platform from time to time. You agree to provide any additional documentation we reasonably request, or as may be required by any governmental authority, to confirm that you meet such residency and/or minimum financial suitability requirements and have satisfied any maximum investment limits. You acknowledge that the LROs will not be listed on any securities exchange, that there will be no trading platform for the LROs, that any transfer or trading of LROs must be conducted in accordance with federal and applicable state securities laws, any investment in the LROs will be highly illiquid and that LRO purchasers should be prepared to hold the LROs they purchase until Groundfloor’s payment obligation thereunder terminate.

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7. Groundfloor’s Representations and Warranties. Groundfloor represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase LROs, that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Georgia and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed (by electronic execution) and delivered by Groundfloor; (c) the LROs as reflected in the applicable LRO Agreement have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication and delivery to you of the LRO Agreement, will constitute valid and binding obligations of Groundfloor, enforceable against Groundfloor in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws or general principles of equity; and (d) it has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the LROs.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, IN THE INVESTOR AGREEMENT OR THE OFFERING CIRCULAR, NEITHER GROUNDFLOOR NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF GROUNDFLOOR WITH RESPECT TO THE SUBJECT MATTER HEREOF.

PAYMENT ON THE LROS, IF ANY, DEPENDS ENTIRELY ON THE RECEIPT BY GROUNDFLOOR OF LOAN PAYMENTS IN RESPECT OF THE CORRESPONDING LOAN. GROUNDFLOOR DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE LRO PAYMENTS YOU EXPECT TO RECEIVE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN. GROUNDFLOOR DOES NOT MAKE ANY REPRESENTATIONS AS TO A DEVELOPER’S ABILITY TO PAY (OR THAT OF ITS PRINCIPAL(S)) AND DOES NOT ACT AS A GUARANTOR OF ANY CORRESPONDING LOAN PAYMENTS.

8. Your Representations and Warranties. You represent and warrant to Groundfloor, as of the date of this Agreement and as of any date that you commit to purchase LROs, that: (a) you have the power to enter into and perform your obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by you; (c) in connection with this Agreement, you have complied in all material respects with applicable federal, state and local laws; and (e) if you are a person who, in the ordinary course of business, regularly participates in credit transactions, you have considered the application of the Equal Credit Opportunity Act, 15 U.S.C. 1601 et seq., and its implementing Regulation B, 12 C.F.R. 202 et seq., as such may be amended from time to time, and any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination, in determining whether to invest in the LROs (as limited obligations of Groundfloor).

9. Prohibited Activities. You covenant and agree that you will not do any of the following in connection with any funding requests, LROs, Loan Payments or other transactions involving or potentially involving your investment in LROs through the Platform:

(a)	Take any action on your own to collect, or attempt to collect from any Developer or its Principals, directly or through any third party, any amount owing under any of your LROs or on any of the Loan Payments that correspond to your LROs;
(b)	Bring a lawsuit or other legal proceeding against any Developer, its Principals or any other party on any Loan Documents;
(c)	Contact the Developer or its Principals with respect to any Loan;
(d)	Contact any collection agency or law firm to which any Loan has been referred for collection;
(e)	Violate any applicable federal, state or local laws; or
(f)	Undertake any other action in breach of the terms of the applicable LRO Agreement.

10. No Advisory Relationship. You acknowledge and agree that the purchase and sale of the LROs pursuant to this Agreement is an arms’-length transaction between you and Groundfloor. In connection with the purchase and sale of the LROs, Groundfloor is not acting as your agent or fiduciary. Groundfloor assumes no advisory or fiduciary responsibility in your favor in connection with the LROs or the Loan Payments corresponding to the LROs. Groundfloor has not provided you with any legal, accounting, regulatory or tax advice with respect to the LROs. You have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

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11. Due Diligence and Authentication. Developers must represent and warrant to us in the Loan Agreement that none of the disclosures, statements, projections, materials, assertions or other communications made by them or provided to us contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading. Notwithstanding these assurances, through the use of commercially reasonable efforts, we take steps to verify or authenticate certain information provided to us and representations made by borrowers. We engage licensed attorneys and/or real estate professionals to assist in our due diligence and closing process. For every Loan we underwrite, we obtain a completed Application and a signed Master Services Agreement from the borrower and review the materials provided to us by the borrower. We use various data vendors such as Zillow, Trulia, Lexis, CDI Credit, Dun & Bradstreet, etc., and access public records to verify the information provided to us, as well as the accuracy of the representations made, by the Developer (and its Principals) as well as the actual property details. We conduct credit, criminal background, bankruptcy and legal judgment searches on the Developer and its Principals. We obtain business assurance reports and search state and local records to determine whether an Application triggers any of the automatic disqualification criteria described in the Offering Circular, but also assess whether the Developer or its Principals have any criminal convictions, federal tax liens, judgments, or other encumbrances and have not been party to any adverse litigation relating to their projects or properties. We also check state and local records to verify how long the Developer has been in business and whether it is in good standing and to confirm that the Developer is actually in possession of the property and the extent to which it has been encumbered. We also may obtain proof of insurance and marketability assessments from the Developer when environmental concerns arise.

Prior to closing, we review a budget/draw schedule (unless the Loan is for $50,000 or less or when an amount greater than $50,000 is needed for the acquisition of a property) and, at or in connection with closing, we obtain evidence of a satisfactory title search and corresponding title insurance on the property covered by the Loans. If we are underwriting a second lien Loan, we may let the Developer provide us the results of a title search performed, and title insurance obtained, by the first lienholder within a month of the submitted Application in lieu of performing a separate title search and obtaining title insurance. Decisions as to whether additional information may be sought are made by the Loan Committee.

Valuation Reports. Prior to determining the letter grade and corresponding interest rate we will apply to a Loan, we always review materials supporting the projected valuation of the Project as reported by the Developer in its Application (the “Valuation Report”). In the case of a Loan to finance acquisition and/or reconstruction (which is a majority of our Loans), the Valuation Report will reflect an estimate of the projected ARV. The Valuation Report reflects the projected value of the land if the Loan is to finance ground-up construction. The valuation of the Project weighs heavily in our Grading Algorithm and the determination of the final letter grade (and thus the minimum interest rate) assigned to a particular Loan. As such, our Loan Committee carefully reviews each Valuation Report we receive. Our Loan Committee may refuse to accept a Valuation Report that it finds unsatisfactory, inaccurate or unreliable, in which case, we will not consider financing the related Loan until the deficiencies are remedied or a new Valuation Report is provided to us.

For Loans under $250,000, Developers may choose the type of Valuation Report they want us to consider in our underwriting process. We may commission (at the borrower’s expense) a certified independent appraisal or a broker’s price opinion on the Project or the borrower may provide us with a borrower provided appraisal or with a collection of comparable property listings (or “comps”); however, we will always commission a certified independent appraisal for Loans of $250,000 or more.

Reliance on Borrower Provided Comps. Due to the costs associated with the preparation of a certified independent appraisal or a broker’s price opinion, borrowers often elect to provide us with a list of comparable properties to support the projected ARV of a Project. We view these as the lowest quality and least reliable of the four types of Valuation Reports we will accept. Our Grading Algorithm factors in the increased risk associated with these types of Valuation Reports. However, in light of the significance we place on the ARV in determining the letter grade and minimum interest rate applied to the Loan, we have established the following set of conditions that must always be satisfied when a borrower elects to support its Application with borrower provided comps.

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Requirements for Use of Borrower Provided Comps. Borrowers must supply information with respect to no less than three comparable properties, although we will accept additional comps to support the projected ARV claimed by the borrower. With respect to each comparable property we receive, we first locate the listing of that comparable property from a Multiple Listing Service (or “MLS”), which is a kind of bulletin board that identifies recent local real estate listings. We use the MLS listing to confirm that the information presented by the borrower is accurate and has not been altered by the Developer. If the information provided to us by the Developer with respect to a comparable property is different from what we find in the MLS listing, we will not consider financing the related Loan until the inaccuracies are corrected, the Developer provides us with a new comparable property that satisfies our criteria (or a more reliable form of Valuation Report with respect to the Project under consideration).

In limited circumstances, borrowers may rely on a comparable property for which there is no MLS listing, which can be the case if the comparable property has not been recently listed for sale. In this event, we will utilize an online valuation tool called an automated valuation model (or “AVM”) to produce a report which we can use to verify the comp. The AVM report is a tool often used by banks and other lending institutions in the course of their underwriting procedures. It provides a calculated estimate of a probable selling price of a residential property, even when a home is not for sale, through the analysis of public record data combined with a computerized algorithm. We currently obtain our AVM reports from CoreLogic, but may change vendors at any time without prior notice to investors. We will use the AVM report much in the same way we use the MLS listing, inasmuch as,, if the information provided to us by the borrower is inconsistent with respect to the information in the AVM report, we will not consider financing the related Loan until the inconsistencies are resolved, the borrower provides us with a new comparable property that satisfies our criteria or we obtain another form of Valuation Report with respect to the Project under consideration.

Once the information provided by the borrower with respect to the comparable property has been confirmed through the MLS listing or the AVM report, as the case may be, the comparable property must also:

•	be representative of the Project – this means that the comparable property must be of the same scope as the Project on an as-completed basis. For instance, if as-completed, the Project will be a three bed room, two bath, single-family residence, on a half-acre lot, without any special features (like a multi-car garage, in-ground swimming pool, etc.), then the comparable property generally must be substantially similar those characteristics;

•	be located in the same zip code or, only to the extent available, the same school district as the Project; and

•	reflect a value not less than 85% of the ARV of the Project as reported by the Developer. For instance, if the ARV of the Project is estimated to be $100,000, the MLS listing or the AVM report, as the case may be, for the comparable property must reflect a value of $85,000 or more. We would not accept a comparable with less than $85,000 to support the valuation of the Project at an ARV of $100,000.

Whether we use the MLS listing or the AVM report to verify the information provided to us, if any of these conditions are not satisfied, we will reject the Application, and not consider financing the Loan until the borrower provides us with a new comparable property (that satisfies our criteria) or we obtain another form of Valuation Report.

Reliability of Information. When undertaking our diligence, we strive to source data from the most reputable and reliable vendors and resources, however, this data may not always be accurate or dependable. For example, Zillow and AVM vendors determine their estimated property valuations through statistical analysis of historical data and current market information. There may be errors in the underlying data used in the calculation of these estimates, which could compromise the reported property valuation. Further, in addition to the risks discussed above specifically with respect to borrower provided comps, the reliability of the data contained in the Valuation Reports (and any resources we use to judge those reports) depends, in part, on the methods used to collect the data, the expertise of the third party that prepared the report, as well as the appropriateness of the valuation approaches and underlying assumptions that have been used to reach the conclusions presented. Although the Valuation Reports we receive (other than borrower provided comps) typically are prepared by real estate professionals who are familiar with the market area of the subject Project, they may not reflect the actual value of a particular project. Only market forces will dictate the ultimate value of any real property. As a result, none of those valuation resources offer a direct comparison. Our ability to access the reports to backstop the borrower provided comp can be limited, as some MLS systems restrict access to licensed real estate brokers and we are required to pay additional fees for AVM reports. There are also increased risks with certain valuation resources in that there could be flaws in the mathematical model being implemented. For instance, the model may depend on unreliable or inaccurate data, or fail to test results against other valuation models or actual sales data in the particular market. Care must also be taken to select a vendor that offers tools that are better suited to certain kinds of lending. For example, unlike our current vendor, CoreLogic, which primarily delivers specific valuation data, other AVM vendors, like Desktop Underwriter®, provide additional services, such as document management and benchmarking against federal loan data, which may alter the context of the report

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Although we use various valuation resources to provide a backstop comparison to the borrower provided comps as part of our due diligence process, these typically report the listing price or estimated market value, as opposed to the proposed ARV typically captured by a Valuation Report, offer a direct comparison. Our ability to access the reports to backstop the borrower provided comp can be limited, as some MLS systems restrict access to licensed real estate brokers and we are required to pay additional fees for AVM reports. There are also increased risks with certain valuation resources in that there could be flaws in the mathematical model being implemented. For instance, the model may depend on unreliable or inaccurate data, or fail to test results against other valuation models or actual sales data in the particular market. Care must also be taken to select a vendor that offers tools that are better suited to certain kinds of lending. For example, unlike our current vendor, CoreLogic, which primarily delivers specific valuation data, other AVM vendors, like Desktop Underwriter®, provide additional services, such as document management and benchmarking against federal loan data, which may alter the context of the report.

The Valuation Reports and any AVMs we may obtain are generally prepared solely for our use in connection with our Loan underwriting process, so we do not provide them to investors. We play no role in the preparation of any valuation resources or any other materials provided by the Developer that may be referenced in a Project Summary, and, while we view the data contained in a Valuation Report, MLS listing, AVM report or other valuation resource as helpful, we do not use these materials as the sole basis for a funding decision.

Unverified Information. Other than as discussed above, we do not independently verify the information provided to us by borrowers, and while, in connection with the Loan Agreement, borrowers represent that any information they provide to us is accurate, such information may nevertheless be inaccurate or incomplete. For example, we generally do not independently verify certain of the information about the financial condition and past business experience of the Developer and business experience of its Principals, including much of the data contained in the Borrower Summary (Box G) of the Project Summary, the proposed costs of a given construction project or the capabilities, and the experience of any contractors or sub-contractors. Further, the information the Developers supply may be inaccurate or intentionally false. If information provided by borrowers turns out to be false or misleading, you may lose part or all of the Purchase Amount you pay for a LRO. In general, information available on our Platform and in this Offering Circular with respect to the LROs being offered hereby is subject to Rule 10b-5 of the Exchange Act and to the liability provisions of the Securities Act. Potential investors should note that on occasion courts have taken the position that plaintiffs who have failed to exercise adequate caution in analyzing the risks associated with reliance upon unverified information may be precluded from asserting a claim for misrepresentation. Although we do not believe this would impact our overall liability under Rule 10b-5 of the Exchange Act and the liability provisions of the Securities Act for information provided to you in connection with this Offering, we advise you that your recourse may be limited in the event information that is self-reported and not independently verified by us turns out to be false or misleading.

12. Groundfloor’s Right to Modify Terms. You authorize Groundfloor to correct obvious clerical errors appearing in information you provide to Groundfloor, without notice to you, although Groundfloor undertakes no obligation to identify or correct such errors. Groundfloor will not otherwise change, modify or alter the terms and provisions of any of the Investment Documents during a particular Offering Period. After completion of a particular Offering, Groundfloor has the right (without giving prior notice to you) to change any term or provision of this Agreement, the Terms and Conditions, the Terms of Service, Privacy Policy, form of LRO Agreement (as it applies to future offerings) and the Platform. Groundfloor will give you notice (by email) of material changes to such materials, in the manner set forth in Section 19.

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13. Termination. Groundfloor may, in its sole discretion, with or without cause, terminate this Agreement by giving you written notice. In addition, upon our reasonable determination that you committed fraud or made a material misrepresentation in connection with a Project or a commitment to purchase a LRO, performed any prohibited activity, or otherwise failed to abide by the terms of any of the Investment Documents, including each LRO Agreement to which you are a party, we may, in our sole discretion, immediately and without notice, take one or more of the following actions: (a) terminate or suspend your right to purchase LROs; or (b) terminate this Agreement and your registration with Groundfloor. Upon termination of this Agreement and your registration with Groundfloor, any LRO purchase commitments you have made shall be terminated and any funds you may have committed towards such purchase commitments shall be returned to you. Any LROs you purchase prior to the effective date of termination shall remain in full force and effect in accordance with their terms.

14. Indemnification. In addition to your indemnification obligations set forth in the Terms and Conditions and the LRO Agreement, you agree to indemnify, defend, protect and hold harmless Groundfloor and its officers, directors, shareholders, employees and agents against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) (collectively, the “Losses”), based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the you of any covenant or agreement you make herein or in any other Investment Document. You do not have any liability at any time in excess of an amount equal to the aggregate LRO Payments due under any LROs you hold; provided, however, that the foregoing limitation shall not apply to recovery for Losses based upon or arising out of any inaccuracy in or breach of your representations and warranties made in Section 8 hereof or of the covenant contained in in Section 9(e) (violation of laws) hereof. Groundfloor may, among other remedies it can pursue, collect against Losses by off-setting amounts owed to you as LRO Payments. Your obligation to indemnify Groundfloor shall survive termination of this Agreement, any LRO Agreement or any other Investment Document, regardless of the reason for termination.

15. Limitations on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

16. Further Assurances. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

17. Entire Agreement. This Agreement, together with the other Investment Documents, constitutes the sole and entire agreement between you and Groundfloor with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in this Agreement and a particular LRO Agreement (other than an exception expressly set forth as such therein), the statements in such LRO Agreement shall control.

18. Consent to Electronic Transactions and Disclosures. Because Groundfloor operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, prospectuses, Offering Circulars (either alone or as a part of the corresponding Offering Statement on Form 1-A filed with the Commission) and agreements, including any IRS Form 1099, arising from or relating in any way to your or our rights, obligations or services under this Agreement, your use of the Platform (each, a “Disclosure”). An IRS Form 1099 refers to any Form 1099 or other Form, Schedule or information statement, including corrections of such documents, required to be provided pursuant to U.S. Internal Revenue Service rules and regulations and that may be provided electronically (each, an “IRS Form 1099”). The decision to do business with Groundfloor electronically is yours. You acknowledge that there may be costs associated with this method of delivery including, but not limited to, online time and printing. This Section informs you of your rights concerning Disclosures.

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Electronic Communications. Any Disclosures will be provided to you electronically, either on the Platform or via electronic mail to the verified email address you provided. Disclosures may be made available in HTML (regular web hypertext) or as a Portable Digital Format or “PDF” file. Groundfloor will only provide electronic copies of all Disclosures, statements, forms, and other materials. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and paper copies will be sent to you at no additional charge. A request for a paper copy of any Disclosure will not be considered a withdrawal of your consent to receive Disclosures electronically. Any IRS 1099 Forms provided electronically will remain accessible through at least October 15 of the year in which such IRS Form 1099 is made available; after that time the IRS Form 1099 may no longer be accessible electronically. We may discontinue electronic provision of Disclosures at any time in our sole discretion.

Scope of Consent. Your consent to receive Disclosures and transact business electronically (including creation of legally binding and enforceable agreements utilizing electronic records and signatures), and our agreement to do so, applies to any transactions to which such Disclosures relate. Your consent, assuming it has not been withdrawn in accordance with the procedures discussed below, will remain in effect for so long as you are a User and, if you are no longer a User, will continue until such a time as all Disclosures relevant to transactions that occurred while you were a User have been made. Please see below for more information regarding Withdrawal of Consent.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, such as Internet Explorer 5.0 or above and Netscape Navigator 6.0 or above, or the equivalent software; and hardware capable of running this software. You must also have software which permits you to receive and access Portable Document Format or “PDF” files, such as Adobe Acrobat Reader® version 8.0 and above (available for download no cost at http://www.adobe.com/products/acrobat/readstep2.html).

TCPA Consent: You expressly consent to receiving calls and messages, including auto-dialed and pre-recorded message calls, and SMS messages (including text messages) from us, our affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide in the future (including any cellular telephone numbers). Your cellular or mobile telephone provider will charge you according to the type of plan you carry.

Electronic Signatures. You agree that any Electronic Signature (defined below), whether digital or encrypted, you provide in connection with any contract or agreement with Groundfloor or its affiliates is intended to authenticate such writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC §§ 7001 et seq.), the Georgia Uniform Electronic Transactions Act, O.C.G.A. § 10-12 et seq., or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

Additional Mobile Technology Requirements. If you are accessing the Platform and the Disclosures electronically via a mobile device (such as a smart phone, tablet, and the like), in addition to the above requirements you must make sure that you have software on your mobile device that allows you to print and save the Disclosures presented to you during the application process. These applications can be found for most mobile devices in each such device's respective “app store”. If you do not have these capabilities on your mobile device, please access the Platform through a device that provides these capabilities.

Withdrawing Consent. You may withdraw your consent to receive Disclosures electronically by contacting us at the address below. If you are investor on the Platform and you withdraw your consent to receive Disclosures electronically, you may continue to contribute funds to requests on the Platform. If you have already purchased one or more LROs, all previously agreed to terms and conditions will remain in effect, and we will send Disclosures to your verified home address provided during registration.

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If you withdraw your consent to receive IRS Forms 1099 electronically, we will confirm your withdrawal and its effective date in writing by email.

How to Contact Us Regarding Electronic Disclosures. You can contact us (for technical assistance, to request a paper copy of a document, or otherwise) via email at contact@groundfloor.us or by calling Groundfloor Investor Support at 678-701-1194. You may also reach us in writing at the following address: Groundfloor Finance Inc., 3355 Lenox Road, Suite 750, Atlanta, GA 30326, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by sending an email to contact@groundfloor.us or by calling 678-701-1194. You also agree to update your registered residence address and telephone number on the web site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Platform.

19. Notices. All notices, requests, demands, required disclosures and other communications from Groundfloor to you will be transmitted to you only by email to the email address you have registered on the Platform or will be posted on the Platform and shall be deemed to have been duly given and effective upon transmission or posting. You shall send all notices or other communications required to be given hereunder to Groundfloor via email at contact@groundfloor.us or by writing to: Groundfloor Finance Inc., 3355 Lenox Rd Suite 750, Atlanta GA, 30326, Attention: Investor Support. You may call Groundfloor at 678-701-1194, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.

20. Miscellaneous. The terms of this Agreement shall survive until the termination of your registration as an investor on the Platform. The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for any Subsidiaries of Groundfloor that issue LROs on the Platform, which the parties agree shall be express third-party beneficiaries hereof. You may not sell, pledge, assign, sub-participate, transfer or otherwise convey your LRO or your rights or obligations under this Agreement and the LRO Agreement in any way inconsistent with applicable law or without the prior written consent of the Company, which consent shall be conditioned on the transferee being registered as an investor on the Company’s investment platform and such transferee agreeing to the terms of the Investor Agreement and this Agreement. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of Georgia, without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If a court of competent jurisdiction holds any provision of this Agreement to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

21. Arbitration.

(a)	Unless you opt out as provided pursuant to Section 21(b) below, either party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 21 (the “Arbitration Provision”), except with respect to any Claim alleging violation of federal securities laws by Groundfloor or any of its officers or directors (a “Securities Claim”). Unless otherwise agreed to in writing by Groundfloor, the arbitration shall be conducted in Atlanta, Georgia. “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and Groundfloor (or persons claiming through or connected with Groundfloor), on the other hand, relating to or arising out of this Agreement, any LRO, the Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 21(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

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(b)	You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to Groundfloor Finance Inc., 3355 Lenox Rd Suite 750, Atlanta GA, 30326, that is received at the specified address within 30 days of the date of your first electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address, and social security or TIN-number; and be signed by you. You may send the opt out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.

(c)	The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(d)	If we elect arbitration, we shall pay all of the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(e)	Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (FAA), and may be entered as a judgment in any court of competent jurisdiction.

(f)	We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 21(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 21(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

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(g)	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h)	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or LRO or any other promissory note(s) which you own, or any amounts owed on such loans LRO or notes, to any other person or entity. If any portion of this Arbitration Provision other than Section 21(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 21(f) are finally adjudicated pursuant to the last sentence of Section 21(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.

22. Waiver of Jury Trial. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE LRO AGREEMENT, PURCHASE OF THE LROS OR ANY OTHER AGREEMENTS RELATED THERETO.

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APPENDIX A

TERMS AND CONDITIONS OF INVESTMENT

1.	Definitions. For purposes of these Terms and Conditions:

(a)	“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “Control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

(b)	“Holder,” when used with respect to any LRO, means the person in whose name a Security is registered on the Registrar's books.

2.	Registrar and Paying Agent.

(a)	Groundfloor shall maintain, with respect to each series of LROs, an office or agency where such LROs may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where such LROs may be presented for purchase or payment (“Paying Agent”). The Registrar shall keep a register of the LROs and of their transfer and exchange. Groundfloor may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. Groundfloor initially will serve as the Registrar and Paying Agent in connection with such LROs. Groundfloor, or an Affiliate of Groundfloor, may act as Paying Agent, Registrar, co-Payment Agent or co-Registrar.

(b)	Groundfloor (or its Subsidiaries or Affiliates) shall maintain the Investor FBO Account (or some similar arrangement designed to segregate the money held on behalf of investors) to accommodate funding accounts for investors. The Investor FBO Account is currently maintained at Wells Fargo Bank, 1201 W. Peachtree St., Atlanta, GA 30309; however, Groundfloor may elect to change the institution where the Investor FBO Account is maintained at any time without prior notice to investors. Groundfloor shall post the name and address of the institution where it maintains the Investor FBO Account on the Platform and notify investors by email in the event we change institutions where the FBO Account is maintained. All funds deposited in an investor’s funding account on the Platform shall be maintained in such investor’s designated sub-account in the Investor FBO Account until withdrawn by such investor or used to fund additional investments through the Platform.

(c)	Groundfloor (or its Subsidiaries or Affiliates) shall maintain the Closing FBO Account (or similar escrow arrangement) at all times. Currently, the Closing FBO Account is maintained through the Funds Transfer Agent. Synapse Payments LLC (or Synapse Payments), located at 6745 Lenox Center Ct., Memphis, TN 38115, currently acts as the Funds Transfer Agent. Groundfloor may elect to change the institution where the Closing FBO Account is maintained and/or the identity of the Funds Transfer Agent at any time. Please see the Terms of Service that addresses your consent to the services provided to us by Synapse Payments.

(d)	The Funds Transfer Agent and/or the institution where the Investor FBO Account is maintained shall act as co-Paying Agents with Groundfloor.

(e)	Groundfloor shall enter into an appropriate agency agreement with any third-party Registrar, Paying Agent, co-Paying Agent or co-Registrar. Groundfloor shall post the name and address of any third-party Registrar, Paying Agent, co-Paying Agent or co-Registrar on the Platform.

(f)	Prior to or on each Payment Date (as defined in the LRO Agreement) in respect of any series of LROs, Groundfloor shall deposit with the Paying Agent(s) with respect to such LROs a sum of money sufficient to make such payments when so becoming due. Groundfloor shall require each Paying Agent to hold such funds in an Investor FBO Account or similar arrangement that segregates the money held by it with respect to the LROs.

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3.	Maintenance of Office or Agency.

(a)	Groundfloor will maintain for each series of LROs an office or agency where such LROs may be presented or surrendered for payment, where LROs of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Groundfloor in respect of the LROs of that series may be served. Groundfloor's office at 75 Fifth Street, NW, Suite 214, Atlanta, GA 30308 shall be such office or agency for all of the aforesaid purposes unless and until Groundfloor provides written notice to the Holders of any change in the location of such other office or agency.

(b)	Groundfloor may also from time to time designate one or more other offices or agencies where the LROs of one or more series may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve Groundfloor of its obligation to maintain an office or agency in accordance with the requirements set forth above for LROs of any series for such purposes. Groundfloor will give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

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